Exhibit 99.1

FOR IMMEDIATE RELEASE August 6, 2009	INVESTOR CONTACT:	Rob Campbell Nordstrom, Inc. (206) 303-3290

	MEDIA CONTACT:	Brooke White Nordstrom, Inc. (206) 373-3030
NORDSTROM REPORTS JULY SALES
     SEATTLE, Wash. (August 6, 2009) — Nordstrom, Inc. (NYSE: JWN) today reported a decrease in same-store sales for July of 6.9 percent compared with the same period in fiscal 2008. Preliminary total retail sales were $806 million for the four-week period ended August 1, 2009, a decrease of 4.1 percent compared with total retail sales of $840 million for the four-week period ended August 2, 2008.
     Full-line same-store sales performance for the first 16 days of the Anniversary Sale, which began Friday, July 17th, declined 6.6 percent compared with the prior year. The event’s same-store sales results were favorable to the company’s expectations. The Anniversary Sale, which typically makes July the second-largest sales month of the year, had the same timing and duration as last year’s event.
     Second quarter same-store sales decreased 9.8 percent compared with the same period in fiscal 2008. Preliminary second quarter total retail sales of $2.14 billion decreased 6.2 percent compared with total retail sales of $2.29 billion during the same period in fiscal 2008.
     Year-to-date same-store sales decreased 11.3 percent compared with the same period in fiscal 2008. Preliminary year-to-date total retail sales of $3.85 billion decreased 7.6 percent compared with total retail sales of $4.17 billion for the same period in fiscal 2008.
Sales Recording
     To hear Nordstrom’s pre-recorded July sales message, please dial 402-220-6036. This recording will be available for one week.
July Sales Results
(unaudited; $in millions)

	Total Retail Sales			Same-store Sales
			Percent
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2009	2008	(Decrease)	Total	Stores	Stores
July	$806	$840	(4.1%)	(6.9%)	(7.8%)	(0.5%)

Second Quarter	$2,145	$2,287	(6.2%)	(9.8%)	(12.3%)	0.8%

Year-to-date	$3,851	$4,166	(7.6%)	(11.3%)	(14.2%)	1.1%

Number of stores	August 1, 2009	August 2, 2008
Full-line	111	105
Rack and other	64	54

Total	175	159

Gross square footage	22,351,000	21,139,000
Expansion Update
     On August 21, 2009, Nordstrom plans to open a Nordstrom Rack store at the Shops of Southlake in Southlake, Texas.

Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

Second Quarter Earnings Release	Thurs., August 13, 2009
August Sales Release	Thurs., September 3, 2009
September Sales Release	Thurs., October 8, 2009
October Sales Release	Thurs., November 5, 2009
About Nordstrom
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 175 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 111 full-line stores, 61 Nordstrom Racks, two Jeffrey boutiques, and one clearance store. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s planned store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors and developers who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s ability to control costs, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended January 31, 2009. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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